Exhibit 99.1

News Release

For:	Methode Electronics, Inc.	Contact:	Joey Iske
	7401 West Wilson Avenue		Director of Investor Relations
	Chicago, IL 60706		708-457-4060
jiske@methode.com

Methode Electronics Completes Transition to One-Class Voting Structure

CHICAGO - January 8, 2004 — Methode Electronics, Inc. (Nasdaq: METHA) announced that today the company’s stockholders approved and the company completed a merger pursuant to which each outstanding share of Class B common stock was converted into the right to receive $23.55 in cash, without interest, and each outstanding share of Class A common stock was converted into one share of new Methode common stock having one vote per share.  The new common stock will continue to trade on the Nasdaq National Market and starting tomorrow under the ticker symbol “METH.”

Certificates representing shares of Methode Class A common stock will continue to represent the same number of shares of new common stock.  Registered holders of Methode Class B common stock will soon be sent information and instructions for surrendering their certificates representing Class B common stock in exchange for $23.55 per share in cash, without interest.

Dividends

The Board today declared a quarterly dividend of $0.05 per share for the quarter ended October 31, 2003 to be paid on January 30, 2004 to common stockholders of record at the close of business on January 18, 2004.  As required by the settlement of the Class A litigation, the Board also declared a $0.04 special dividend to be paid on March 1, 2004 to common stockholders of record at the close of business on January 18, 2004.

New Directors Elected

Also today the Board elected Christopher J. Hornung, Paul G. Shelton and Lawrence B. Skatoff Board members.  The new directors are independent board members under the corporate governance standards established by the Securities and Exchange Commission and the Nasdaq Stock Market.  Mr. Hornung is the Founder, Chairman and Chief Executive Officer of Pacific Cycle, a large bicycle company in the United States marketing Schwinn, Mongoose, Roadmaster and GT bicycles worldwide through 43 international distributors.  Mr. Shelton is retired from FleetPride, Inc., an independent heavy-duty parts distributor, where he served as Vice President and Chief Financial Officer.  Mr. Skatoff is retired from BorgWarner Inc., a manufacturer of highly engineered systems and components for the automotive industry, where he served as Executive Vice President and Chief Financial Officer.

Other Actions

In other actions today the Board adopted a Stockholder Rights Plan similar to its rights plan that expired upon the effectiveness of the merger and has declared a dividend of one right for each outstanding share of common stock, payable to stockholders of record as of the close of business on January 18, 2004.  The plan is similar to stockholder protective plans adopted by many other companies and its rights will not be exercisable until it is announced that a person or group has become an “acquiring person” by acquiring 15 percent or more of Methode’s outstanding common stock, or a person or group commences a tender offer that will result in such person or group owning 15 percent or more of Methode’s outstanding common stock.

The Board also approved certain amendments to Methode’s by-laws, including procedures governing advance notification of stockholder proposals and nominations, and any solicitations for actions by written consent.

In addition, the Board set the record date of January 9, 2004 for its 2003 fiscal year annual meeting for stockholders to be held on February 17, 2004.  This meeting will be at 10:30 a.m. at The Rosewood Meeting Facility, 9421 W. Higgins Road, Rosemont, Illinois.

About Methode Electronics

Methode Electronics, Inc. is a global manufacturer of electronic component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode’s components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries; and the consumer and industrial equipment markets. Further information can be found at Methode’s website http://www.methode.com.